Exhibit 10.51

ASSET PURCHASE AGREEMENT
by and between
QUESTCOR PHARMACEUTICALS, INC.
and
QOL MEDICAL LLC
dated as of October 17, 2005

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Table of Contents
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Table of Contents
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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 17, 2005, by and between QOL Medical LLC, a limited liability company (“Buyer”), and Questcor Pharmaceuticals, Inc., a California corporation (“Seller”).
RECITALS
     This Agreement sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets (as defined below) and assuming the Assumed Liabilities (as defined below) from Seller, and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.
AGREEMENT
     In consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Defined Terms. As used in this Agreement, the following defined terms shall have the meanings specified below:
     “Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables, including those that are not evidenced by instruments or invoices, existing as of the Closing Date.
     “Action or Proceeding” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Regulatory or other Authority.
     “Activity Date” has the meaning set forth in Section 8.05(b)
     “Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Assumed Contracts” has the meaning set forth in Section 2.01(a).
     “Assumed Liabilities” has the meaning set forth in Section 3.01(a).
     “Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be dated the Closing Date conveying the Purchased Assets from Seller to Buyer and providing for the assignment to and assumption of the Assumed Liabilities by Buyer, substantially in the form attached hereto as Exhibit A.

     “Books and Records” means all books, records, files, documents and recorded information (including, without limitation, all clinical data, all customer lists, credit and collection records and miscellaneous records related primarily to the Assets with respect to customers and supply sources), all adverse event reports, all data, information and files relating to adverse experiences, all medical responses and written phone and personnel contact inquiries, and all information and correspondence relative to the Assets including all information and correspondence provided to or received from the FDA and all other reports provided to the FDA or any other Governmental or Regulatory Authority (including all supporting records and data) owned by Seller or any of its Affiliates as of the Closing Date.
     “Business” means the distribution, marketing, sale, promotion and use of the Products.
     “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York are authorized or obligated by Law to close.
     “Buyer” has the meaning set forth in the preamble hereto.
     “Buyer Adverse Effect” means an effect or condition that individually or when taken together with all other effects or conditions of like nature would have, or would be reasonably expected to have, a material adverse effect (i) on the business, assets, results of operations or financial condition of Buyer, taken as a whole, other than any effect or condition relating (x) to the economy in general, or (y) in general to the pharmaceutical industry in which Buyer operates and not specifically relating to Buyer; provided, that Buyer, taken as a whole, is not materially disproportionately affected as compared to other Persons engaged in such industry by such effect or condition; or (ii) on the ability of Buyer to perform its obligations under this Agreement and the Related Agreements or on the ability of Buyer to consummate the transactions contemplated hereby and thereby.
     “Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article VII.
     “Buyer Governmental Consents” has the meaning set forth in Section 7.03(a).
     “Buyer Indemnitees” has the meaning set forth in Section 11.02(a).
     “Buyer Proceeding” means any Action or Proceeding commenced by or against any of Buyer or any of its Affiliates or officers or directors after the date of this Agreement.
     “Buyer Taxes” has the meaning set forth in Section 4.03.
     “Buyer Third Party Consents” has the meaning set forth in Section 7.03(b).
     “Charter Documents” means, with respect to a Person, the articles of incorporation, operating agreement, bylaws or other similar governing instruments and organizational documents of such Person.
     “Closing” has the meaning set forth in Section 5.01.
     “Closing Date” has the meaning set forth in Section 5.01.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” has the meaning set forth in Section 8.04(b).
     “Confidentiality Agreement” has the meaning set forth in Section 8.04(c).
     “Consideration” has the meaning set forth in Section 4.01(a).
     “Contracts” means any and all binding commitments, contracts, purchase orders, leases, licenses, easements, commitments, arrangements, undertakings or other written or oral agreements.
     “Control” means:
          (a) ownership (directly or indirectly) of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a company or corporation; or
          (b) the ability otherwise to direct and control the actions of a Person, other than a company or a corporation.
     “Copyrights” means copyrights, whether registered or unregistered, and applications, if any, for any and all original works of authorship that have been fixed in a tangible medium of expression and relate primarily to the use, development, formulation, manufacture, marketing, distribution, promotion or sale of the Products or that are currently utilized in connection with the use, development, formulation, manufacture, marketing, distribution, promotion or sale of the Products, but excluding any portion of such material which does not relate to the Products.
     “Corporate Names” means the trademark and service mark “QUESTCOR”, the corporate logos and trade names of Seller, including the word “QUESTCOR” together with any variations and derivatives thereof and any other logos, symbols or trademarks, trade names or service marks of Seller, but excluding the Trademarks..
     “Covenant Not To Compete” means the Covenant Not to Compete contained in Section 2.04 hereof.
     “Damages” has the meaning set forth in Section 11.02(a).
     “Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive Damages or a payment of penalties.
     “Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, levy, license, restriction on transferability, defect in title, charge, lien or claim for Taxes, or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.
     “Excluded Assets” has the meaning set forth in Section 2.02.
     “Excluded Intellectual Property” means any intellectual property rights, or portion thereof, including but not limited to any patent, copyright, trademark, trade secret or other proprietary rights, that are owned or controlled by Seller or any of its Affiliates, that both (i) does not relate to the use, development or formulation of the Products or the sale or distribution of the Products and (ii) that is not required for the use, development, formulation, sale or distribution of the Products consistent with Seller’s current practices.
     “Excluded Liabilities” has the meaning set forth in Section 3.01(b).
     “FDA” means the United States Food and Drug Administration or any successor thereto.
     “FDA Act” means the U.S. Federal Food, Drug and Cosmetic Act of 1938, as it may be superseded or amended from time to time.
     “FSS” has the meaning set forth in Section 8.05(b).
     “Governmental or Regulatory Authority” means the United States, Canada, any Member State of the European Union, any other country, any supranational organization, any state, province, county, city or other political subdivision of any of the foregoing or any court, tribunal, arbitrator, authority, agency, commission, ministry, official or other instrumentality of any of the foregoing.
     “Governmental Permits” means the governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations set forth on Schedule 1.01(a).
     “IND” means (a) an Investigational New Drug Application, as defined in the FDA Act, as amended, and the regulations promulgated thereunder (C.F.R. Parts 312-312.38), which is required to be filed (except under circumstances as described in such regulations promulgated thereunder) with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, (b) all related FDA approvals, and (c) all supplements and amendments that may be filed with respect to the foregoing.
     “Indemnification Claim Notice” has the meaning set forth in Section 11.02(c).
     “Indemnified Party” has the meaning set forth in Section 11.02(c).
     “Indemnitees” has the meaning set forth in Section 11.02(c).
     “Inventory” means all inventory of finished Product owned as of the Closing Date by Seller or any of its Affiliates, together with all work-in-progress and all bulk active pharmaceutical ingredient owned as of the Closing Date by Seller or any of its Affiliates.
     “Know-How” means the proprietary or nonproprietary information, and all enhancements and improvements, including but not limited to that set forth on Schedule 1.01(b) that is material to the formulation, preparation, development (both research and clinical), manufacture, use or commercialization of the Products, including but not limited to internal studies performed by Seller or its Affiliates or their predecessors in interest to the Products (to the extent available to Seller) relating to new formulations of or delivery methods for the Products, but in no event shall this definition of “Know-How” include any Excluded Intellectual Property or any information properly in the public domain as of the Closing Date.
     “Knowledge” with respect to (i) Seller, means the knowledge following reasonable investigation of the books and records of the Seller (irrespective of whether such books or records are primarily or incidentally related to the Products, Assets or the Business), including without limitation the Books and Records, and inquiry of the officers, directors, managers and employees of Seller with responsibility for, or supervision of, the relevant matters, and (ii) Buyer, means the knowledge following reasonable investigation of the officers, directors and managers of Buyer with responsibility for supervision of the relevant matters.
     “Labeling” has the meaning set forth in Section 201(m) of the FDA Act, 21 U.S.C. § 321(m), and shall include the applicable Products’ label, packaging and package inserts accompanying such Products, and any other written, printed, or graphic materials accompanying such Products, including, but not limited to, patient instructions or patient indication guides and the NDC numbers relating to the Products.
     “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule or regulation promulgated by any Governmental or Regulatory Authority.
     “Liability” means any direct or indirect liability, obligation, claim, guarantee or commitment of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including any liability for Taxes.
     “Material Adverse Effect” means (i) any material adverse effect on the Assets or the business, assets, results of operations or financial condition of the Business, taken as a whole, other than any effect or condition relating (x) to the economy in general, or (y) in general to the pharmaceutical industry in which the Business operates and not specifically relating to the Business; provided, that the Business, taken as a whole, is not disproportionately affected as compared to other Persons engaged in such industry by such effect or condition; or (ii) a condition that individually or when taken together with all other effects or conditions of like nature would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Related Agreements or on the ability of Seller to consummate the transactions contemplated hereby and thereby; provided, however, that the entry into the marketplace of a generic equivalent to any of the Products shall not be a Material Adverse Effect unless the Seller has Knowledge that such entry is currently under development by a third party and fails to disclose such fact (to the extent of Seller’s Knowledge) to Buyer in writing prior to the execution of this Agreement.
     “Multi-Product Contract” has the meaning set forth in Section 8.06.
     “Nascobal” means the intranasally delivered cyanocobalamin formulation marketed under the brand name Nascobal® (which includes the gel formulations currently marketed by Seller and the spray formulation for which approval to market has recently been given by the FDA).
     “Nascobal Patent Rights” means the Patent Rights set forth on Schedule 1.01(c). Except as set forth on Schedule 1.01(c), “Nascobal Patent Rights” shall not include inchoate inventions not yet reduced to practice, except to the extent Seller owns or is currently entitled to receive rights to such from Nastech (which rights are included in Nascobal Patent Rights hereunder).
     “Nastech” shall have the meaning set forth in Section 3.01(a)(ii).
     “Nastech Agreement” shall have the meaning set forth in Section 3.01(a)(ii).

     “Nastech Agreement Assignment” means the Nastech Agreement Assignment to be dated as of the Closing Date by and between Buyer and Seller, and consented to by Nastech, substantially in the form attached hereto as Exhibit B.
     “Nastech Clarification Agreement” shall have the meaning set forth in Section 9.04.
     “Nastech Payment” shall have the meaning set forth in Section 3.01(a)(ii).
     “Nastech Supply Agreement” means that certain Supply Agreement entered into on June 16, 2003, between Nastech and Seller.
     “Nastech Supply Agreement Assignment” means the Nastech Supply Agreement Assignment to be dated as of the Closing Date by and between Buyer and Seller, substantially in the form attached hereto as Exhibit B-2.
     “NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, all FDA approvals relating thereto, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States, and all correspondence with the FDA.
     “Notice” means notice given in accordance with the terms of Section 13.01 of this Agreement.
     “Note” shall have the meaning set forth in Section 5.02(a)(vi).
     “Other Potential Patent Rights” means any and all rights that Seller may have with respect to the patents set forth on Schedule 1.01(d), which patents may be expired, have lapsed or otherwise be unenforceable.
     “Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     “Ordinary Course of Business” means an action that is commercially reasonable and consistent in nature, scope and magnitude with the past practices of Seller and its Affiliates with respect to the Business as conducted by Seller.
     “Patent Rights Assignment Agreement” means the Patent Rights Assignment Agreement relating to the Other Potential Patent Rights to be dated as of the Closing Date by and between Buyer and Seller, substantially in the form attached hereto as Exhibit C.
     “Patent Rights” means, solely relating to Nascobal, the rights conferred or represented by a granted or issued patent in force, or such like rights related to a patent application, and any divisionals, continuations, continuations-in-part, provisionals, substitutions, reissues, extensions, reexaminations or renewal applications related to, or claiming priority to, the foregoing or any confirmation patent or registration patent, and all patents issuing relating to any of the foregoing, and/or covering any spray formulation of Vitamin B-12, including without limitation, any and all patents and residual rights relating to patents or similar rights or protection previously obtained with respect to Nascobal in gel form, the Spray Patent Applications and any patents issued resulting therefrom, and all rights of Seller to acquire from Nastech Pharmaceutical Company, Inc. (“Nastech”) any patents, patent applications, or other rights relating to Nascobal as contemplated in that certain Asset Purchase Agreement dated June 16, 2003 between Seller and Nastech.
     “Permitted Encumbrance” means, collectively, (a) Encumbrances specifically listed on Schedule 1.01(e), and (b) any Encumbrances caused by acts of Buyer and judgments against Buyer and those claiming by, through or under Buyer.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental or Regulatory Authority.
     “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.
     “Product Books and Records” means the Books and Records relating to the Products or that are necessary for the continuation of the operations and reporting obligations with respect to the Products and the Business or that are necessary to identify and protect the rights with respect to the Products, Purchased Assets or the Business to be acquired by Buyer pursuant to this Agreement, including without limitation all clinical data relating to the Products and those Books and Records set forth on Schedule 1.01(f) but excluding any portion of such material which does not relate to the Products.
     “Product Marketing Materials” shall mean all sales training, marketing, camera-ready art in electronic or hard-copy form and other promotional materials, including all web-based promotional or informational materials, used with respect to the Products that are in existence as of the Closing Date to the extent such materials are within the possession, custody or control of Seller.
     “Product Registrations” means (i) the approvals or registrations which have been applied for or received by Seller or its predecessors in interest before the Closing Date, for the investigation, production (by third parties), sale, distribution and/or marketing of the Products (including any NDAs or INDs), and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by Seller and relating to such approvals or registrations.
     “Products” means Nascobal, Ethamolin® (Ethanolamine Oleate) and Glofil®-125 (Iothalamate Sodium, I-125).
     “Purchased Assets” has the meaning set forth in Section 2.01.
     “Purchased Intellectual Property” means the Trademarks, the Copyrights, the Assigned Patent Rights, the Nascobal Patent Rights and the Know-How, in each case solely relating, or that materially relate, to the use, development, formulation, manufacture, marketing, sale or distribution of the Products, including discoveries and improvements thereto, rights of invention related thereto, any common law rights and goodwill related thereto, right to exclude others from appropriating any of such, including the right to sue or seek remedies against past or future infringement of any of the foregoing; provided that, notwithstanding anything to the contrary contained herein, in no event shall Purchased Intellectual Property include any Excluded Intellectual Property. When used in Article VI hereof, the term “Purchased Intellectual Property” shall expressly exclude the Other Potential Patent Rights, as Seller expressly disclaims any and all representations and warranties, whether express or implied, with respect to the Other Potential Patent Rights.
     “Related Agreements” means the Bill of Sale, the Nastech Agreement Assignment, the Nastech Supply Agreement Assignment, the Patent Rights Assignment Agreement and the Trademark Assignment Agreement.
     “Seller” has the meaning set forth in the preamble.
     “Seller Companies Proceeding” means any Action or Proceeding commenced by or against any of Seller or any of its Affiliates or officers or directors prior to the date of this Agreement.
     “Seller Disclosure Schedule” has the meaning set forth in the preamble to Article VI.
     “Seller Governmental Consents” has the meaning set forth in Section 6.03(a).
     “Seller Indemnitees” has the meaning set forth in Section 11.02(b).
     “Seller SEC Reports” means all reports, registration statements, proxy statements and other document filed by or on behalf of Seller with the Securities and Exchange Commission.
     “Seller Taxes” has the meaning set forth in Section 4.03.
     “Seller Third Party Consents” has the meaning set forth in Section 6.03(b).
     “Spray Patent Applications” shall mean (i) U.S. Provisional Patent Application No 60/451,899, “Cyanocobalamin Low Viscosity Aqueos Formulations for Intranasal Delivery” filed March 4, 2003; (ii) U.S. Provisional Application Docket No. 03-02P2, “Cyanocobalamin Low Viscosity Aqueos Formulations for Intranasal Delivery” filed April 4, 2003; (iii) all U.S. applications claiming priority from (i) and/or (ii) (including all continuations, continuations-in-part, reexaminations, reissues, and extensions thereof); and (iv) and any additional patent application with claims covering a spray formulation of the Product.
     “Subsidiary” of a Person means any entity Controlled by that Person.
     “Taxes” means all of the following in connection with the operation of the Business or the transactions contemplated hereby: (i) any net income, withholding, deduction, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, capital tax, customs duty or other tax, governmental fee or other like assessment imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.
     “Termination Date” has the meaning set forth in Section 12.01(b).

     “Third Party Acquisition Proposal” means, other than in connection with the transactions contemplated by this Agreement, any proposal relating to the acquisition of all or part of the Purchased Assets.
     “Third Party Intellectual Property” means any intellectual property rights, including but not limited to any patent, copyright, trademark, trade secret or other proprietary rights, that are owned or controlled by any party other than a party to this Agreement.
     “Third Party Claim” has the meaning set forth in Section 11.02(d).
     “Trademark Assignment Agreement” means the Trademark Assignment Agreement to be dated as of the Closing Date by and between Buyer and Seller, substantially in the form attached hereto as Exhibit C.
     “Trademarks” means the trademarks, trade names, designs and logos set forth on Schedule 1.01(g) of the Seller Disclosure Schedule and the goodwill symbolized thereby.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     Section 2.01. Purchase and Sale of Assets at the Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s worldwide right, title and interest in and to the following assets relating primarily to the Business or which are required for the conduct of the Business as currently conducted by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Purchased Assets”):
          (a) the rights and interests of Seller under each of the Contracts set forth on Schedule 2.01(a) of the Seller Disclosure Schedule, including warranty rights from vendors of the Products in Inventory transferred hereby, subject to any terms and conditions contained in any written agreements and set forth on Schedule 2.01(a) by which such rights and interests are assigned to Buyer (the “Assumed Contracts”);
          (b) all Product Books and Records;
          (c) all Inventory;
          (d) all Purchased Intellectual Property (including the Other Potential Patent Rights);
          (e) all Product Registrations;
          (f) all Product Marketing Materials;
          (g) all Governmental Permits, to the extent legally transferable;
          (h) the existing lists (including contact, shipping and billing information) of all current customers for the Products and the pricing of the Products for such customers, together with all available customer sales data and copies of any active sales contracts or purchase orders;

provided, however, that Seller shall retain all rights of access and ownership of such information with respect to sales of other products of Seller;
          (i) all websites and web addresses relating to the Products, including all data and information content included therein;
          (j) all other rights and interests of Seller with respect to the Business or relating to or required for the use, research, exploitation or commercialization of the Products, including all rights of Seller of any nature with respect to the formulation, study, manufacture, marketing, sale, and distribution of the Products and any derivatives or variations thereof and any additional usages or indications to which the Products now or hereafter may be determined to be of application;
          (k) all rights of Seller pursuant to that certain Asset Purchase Agreement dated June 16, 2003 between Seller and Nastech (the “Nastech APA”) (1) with respect to Nascobal, (2) to acquire any future rights relating to Nascobal (to the extent Seller has not heretofore acquired such rights), (3) any all agreements and covenants of Nastech granted thereunder pursuant to which Nastech agreed not to license certain “Know-How” defined therein to third parties and to take steps to prevent third parties from utilizing such “Know-How, and (4) such other rights granted Seller thereunder with respect to Nascobal and the protection of Seller’s interests therein; and
          (l) any other assets set forth on Schedule 2.01(i) of the Seller Disclosure Schedule.
     Section 2.02. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, other than Section 2.01, from and after the Closing, Seller shall retain all of its right, title and interest in and to all of its assets other than the Purchased Assets (the “Excluded Assets”), including, without limitation:
          (a) all cash and cash equivalents of Seller or any of its Affiliates;
          (b) all Accounts Receivable of Seller or any of its Affiliates;
          (c) the Corporate Names;
          (d) all Excluded Intellectual Property;
          (e) any refund or credit of Taxes attributable to any Pre-Closing Tax Period;
          (f) all Books and Records other than the Product Books and Records; and
          (g) all tangible personal property owned by Seller and used outside of, or that is both not primarily used in connection with and not required in the conduct of, the Business as of the Closing Date;
provided, that Seller hereby grants to Buyer an exclusive, perpetual, royalty-free license, with the right to sublicense, to use the Excluded Intellectual Property solely for the purposes of developing, formulating, manufacturing Products, and marketing, selling, distributing, and using Products.
     Section 2.03. Retention of Copies of Certain Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain, at its expense, archival copies of all

Assumed Contracts, Product Books and Records and other documents or materials conveyed hereunder; provided that Seller maintains such items in confidence in accordance with the provisions of Section 8.04.
     Section 2.04. Covenant Not To Compete.
          (a) The Seller, on behalf of itself and its Affiliates, hereby covenants and agrees that, for a period of six years beginning on the Closing Date (the “Restriction Period”), neither Seller nor its Affiliates shall, anywhere in the world, formulate, develop, produce, manufacture, market, sell or distribute (either through its own efforts or by contracting with or licensing a third party to do any of the foregoing) any product that (i) contains cyanocobalamin as an active ingredient formulated for intranasal delivery, (ii) can be used to determine glomerular filtration rate, (iii) can be utilized in the treatment of the indications set forth on Schedule 2.04, or (iv) contains the active ingredients contained in any of the Products (products includible in any of sub parts (i) – (iv) of the previous sentence, the “Competing Products”). Other products that contain the active ingredients contained in any of the Products shall not be considered Competing Products if the presence of such ingredient is present solely as a carrier and is not sold for treatment of any of the indications for which any of the Products are sold. During the Restriction Period, neither Seller nor its Affiliates shall prepare for or pursue (or assist a third party in preparing for or pursuing) an IND or NDA (in the USA, or its equivalent in any other country in the world) with respect to the Products (including any additional indications with respect thereto) or any Competing Product, nor shall Seller or any of its Affiliates formulate, develop, use, or commercially exploit (or assist any third party in such) the Products or the active ingredients thereof anywhere in the world for any usages (except usages solely as a carrier (but not as the active ingredient) for drugs to be utilized for indications other than those for which the Products are sold). For purposes of this Section 2.04, the provision of, or allowing access to, any Product related Know-how to third parties shall be considered “assisting” such third party in violation of this Section 2.04. This covenant shall not apply to then existing or future operations of any Person that acquires the Company (including its continuation of such then existing operations), by way of merger, stock purchase, asset purchase or otherwise, or any of such Person’s Affiliates provided such acquirer thereafter does not utilize any assets, rights, know-how, facilities, clinical data, sales or marketing or distribution systems of the Seller or its Affiliates (that were Affiliates prior to such acquisition), or any employees of the Seller or its Affiliates (that were Affiliates prior to such acquisition) in the activities that would, but for this sentence, be a violation of this Section 2.04. This covenant shall further not apply to any of Seller’s shareholders and other Affiliates of Seller that are not controlled or employed by Seller (“Excluded Affiliates”) provided that any such Excluded Affiliate does not utilize any assets, rights, know-how, facilities, clinical data, sales or marketing or distribution systems of Seller or obtained from the Seller (unless such was misappropriated or otherwise wrongfully obtained), or any employees of the Seller in the activities that would, but for this sentence, be a violation of this Section 2.04.
          (b) Seller, for itself and its Affiliates, acknowledges and agrees that (i) the covenants contained in this Section 2.04 are incident to the sale of the Business and the Products and are an important part of the consideration to be received by Buyer in exchange for the consideration paid by Buyer pursuant hereto; (ii) the activities prohibited by this Section 2.04 are not Seller’s only means for business and are not required for the continuation of its business; (iii) that the Buyer is relying on the covenants contained in this Section 2.04 in its decision to enter into this Agreement and purchase the Business and Purchased Assets; (iv) the Buyer has a right to protection from competition from the Seller and its current Affiliates during the Restriction Period; and (v) the Buyer has a valid interest in preventing such competition throughout the United States and the entire world.

          (c) Each of the provisions of this Section 2.04 shall be construed as an agreement independent of any other provision contained in this Section 2.04 or elsewhere in this Agreement, and the restrictions herein with respect to each of the States in the United States and each country in the world shall be an agreement independent of the restrictions with respect to the other States or other countries, and each provision (and the restrictions with respect to each such state or country) shall be enforceable in both law and equity, including by temporary or permanent restraining orders or injunctions, notwithstanding the existence of any claim or cause of action Seller may have or claim against Buyer, whether predicated on this Agreement or otherwise. In the event any provision of this Section 2.04, or the restrictions with respect the conduct that constitutes competition, to any one or more States or countries, or the time period of the restrictions, are held to be invalid or overbroad, then such provisions, States or countries shall be modified, reduced, or deleted if deemed appropriate, by the applicable court such that the remainder of this Section 2.04, restricted conduct, the States and countries included in the restricted territory, and the time period, as thus modified shall remain in full force and effect. During each period in which Seller is in breach of this Section 2.04 of this Agreement, the Restriction Period in the applicable country shall be extended for the length of each such period of breach. Seller acknowledges and agrees that a breach by Seller of the covenants set forth in this Section 2.04 will cause irreparable damage to Buyer and the Business and, therefore, Seller agrees that in the event it or its Affiliates breaches any of such covenants, Buyer is entitled to a grant of injunctive relief from a court of competent jurisdiction in addition to any and all other remedies allowed by law or in equity, without the requirement to post bond.
ARTICLE III
ASSUMPTION OF LIABILITIES
     Section 3.01. Assumption of Liabilities.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay and discharge only the following Liabilities (the “Assumed Liabilities”): all Liabilities of Seller under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring in a period (or portion thereof) following the Closing (any pro-rated portion of Liabilities that relate to pre-Closing periods shall remain Liabilities of Seller) (for avoidance of doubt, Seller’s obligation under that certain Asset Purchase Agreement dated June 16, 2003 (the “Nastech Agreement”), by and between Seller and Nastech Pharmaceutical Company, Inc. (“Nastech”), to pay Nastech $2,000,000 (the “Nastech Payment”)in the event the United States Patent and Trademark Office issues a patent to Nastech claiming priority from any of the Spray Patent Applications, is an Assumed Liability provided Nastech assigns all rights relating to such patent and all related applications to Buyer).
          (b) Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, Seller shall retain, and Buyer shall have no liability with respect to all of the following Liabilities (“Excluded Liabilities”):
               (i) all accounts payable and other Liabilities of Seller for materials and services with respect to the manufacture of the Products incurred prior to or on the Closing Date;
               (ii) all Liabilities of Seller arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property which resulted from the use or misuse of Products sold prior to or on the Closing Date (including all Actions or Proceedings relating to any such Liabilities);
               (iii) all Liabilities of Seller arising out of government seizures, field corrections, withdrawals or recalls of Products which relate to Products sold on or prior to the Closing Date;
               (iv) all Liabilities of Seller with respect to any litigation or other claims arising out of or relating to, directly or indirectly, the Purchased Assets (including the Products) to the extent arising from any event, circumstance or condition occurring or alleged to have occurred prior to or on the Closing Date;
               (v) all Liabilities of Seller arising out of user or other similar fees payable to the FDA or other Governmental or Regulatory Authority to the extent that such fees are due and payable on account of the operation of the Business by Seller prior to the Closing Date; and
               (vi) any other Liability of Seller that is not an Assumed Liability under Section 3.01(a).
          (c) Seller and Buyer agree to prorate as of the Closing Date any amounts under the Assumed Contracts or arising out of user or other similar fees payable to the FDA or any other Governmental or Regulatory Authority with respect to the Products which become due and payable after the Closing Date to the extent the benefit is attributable to the period on or prior to the Closing Date, and any amount thereunder which are paid prior to the Closing Date to the extent the benefit is attributable to the period subsequent to the Closing Date.
ARTICLE IV
CONSIDERATION AND PAYMENT
     Section 4.01. Consideration. As consideration for the Purchased Assets and the Covenant Not to Compete, at the Closing, Buyer shall:
          (a) deliver or cause to be delivered to Seller the sum of $28,340,000 (the “Consideration”) by electronic funds transfer of immediately available funds to the account specified by Seller; and
          (b) assume the Assumed Liabilities.
          The Consideration shall be exclusive of any value added, sales, use or other similar tax which, if charged, shall be payable by Buyer.
     Section 4.02. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets transferred by Seller as set forth on Exhibit 4.02, and Buyer and Seller agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with such allocation and (b) not to take any position inconsistent with such allocation on any of their respective tax returns.
     Section 4.03. Sales, Use and Other Taxes. All transfer (other than sales or use taxes) documentary, gross receipts, income, stamp, duty, registration, or other similar Taxes (collectively,

“Seller Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement and the Related Agreements, including all recording or filing fees and notarial fees that may be imposed, payable, collectible or incurred shall be the responsibility of Seller. Buyer shall be responsible for all sales, use, value-added and other similar Taxes assessed by virtue of the transaction contemplated herein (collectively, the “Buyer Taxes”).
     Section 4.04. No Tax Withholding. All payments under or contemplated by this Agreement or the Related Agreements will be made without any deduction or withholding for or on account of any Taxes.
ARTICLE V
CLOSING
     Section 5.01. Time and Place. The parties intend to close the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) concurrent with the execution of this Agreement. Otherwise, unless this Agreement is earlier terminated pursuant to Article XII, the Closing shall take place as promptly as practicable, but in no event later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Articles IX and X, at 10:00 a.m., Pacific time, at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California 92660 (which Closing may be conducted in part by telephone/facsimile), unless another time or place shall be agreed to by the parties (the “Closing Date”).
     Section 5.02. Deliveries at Closing.
          (a) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
               (i) an original of each of the Related Agreements, executed by Seller, and copies of all documents required to be delivered by Seller pursuant to this Agreement and the Related Agreements;
               (ii) assignment and assumption agreements and/or subcontracts, as applicable, in form and substance reasonably acceptable to Seller and Buyer, assigning to Buyer all rights of Seller in and to the Assumed Contracts (subject to the terms and conditions contained in such assignment and assumption agreements);
               (iii) copies of all Seller Governmental Consents and Seller Third Party Consents;
               (iv) the certificate required under Section 10.01;
               (v) evidence of insurance coverage with terms and conditions substantially similar to those set forth on Schedule 5.02(a); and
               (vi) that certain Secured Promissory Note dated July 31, 2004, issued by Seller to Defiante Farmacêutica (the “Note”).

          (b) Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:
               (i) the Consideration, less the amount outstanding under the Note, in immediately available funds by wire transfer to an account that shall have been designated by Seller (such designation to be made not less than two Business Days prior to the Closing Date);
               (ii) an original of each of the Related Agreements, executed by Buyer, and copies of all documents required to be delivered by Buyer pursuant to this Agreement and the Related Agreements;
               (iii) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities;
               (iv) the certificate required under Section 9.01;
               (v) copies of all Buyer Governmental Consents and Buyer Third Party Consents (to the extent available in writing); and
               (vi) Payment to Defiante Farmacêutica. Out of the total consideration payable by Buyer hereunder, at Closing, Buyer will deliver to Defiante Farmacêutica on behalf of Seller and as a credit against the consideration hereunder the amount outstanding under the Note (such amount to be agreed by Seller and Defiante and provided to Buyer at or before Closing), in immediately available funds by wire transfer to an account that shall have been designated by Defiante Farmacêutica (such designation to be made not less than two Business Days prior to the Closing Date).
     Section 5.03. Payment to ISO-TEX Diagnostics, Inc. As an inducement for ISO-TEX Diagnostics, Inc. (“ISO-TEX”), to enter into that certain Glofil Contract Manufacturing and Royalty Agreement with Buyer, dated as of even date herewith, and as consideration for the promises and covenants set forth therein, Seller has agreed to pay ISO-TEX a sum of three hundred and fifty thousand dollars ($350,000) at Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as of (i) the date hereof and (ii) the Closing Date, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are disclosed in the disclosure schedule (that constitutes a part of this Agreement) supplied by Seller to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”), as follows (each Seller Disclosure Schedule shall be titled to identify it as a specific schedule referenced in this Agreement and the disclosures on each such schedule shall relate to and modify only the specific Sections or representations hereof that reference such individual Schedule):
     Section 6.01. Organization. Seller is duly organized, validly existing and in good standing under the laws of California and has requisite corporate power and authority to own its assets and carry on the Business as currently conducted by it. Seller is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect.
     Section 6.02. Authority of Seller. Seller has all necessary corporate power and authority and has taken all actions necessary to enter into and deliver this Agreement and the Related Agreements and carry out the transactions contemplated hereby and thereby. The shareholders and the board of directors of Seller have taken all action, if any, required by Law and its Charter Documents and otherwise to be taken by it to authorize (a) the execution and delivery of this Agreement and the Related Agreements and (b) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. When executed and delivered by Seller and by Buyer, each Related Agreement will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
     Section 6.03. Consents and Approvals.
          (a) Schedule 6.03(a) of the Seller Disclosure Schedule sets forth a complete and accurate list (the “Seller Governmental Consents”) of all consents, waivers, approvals, Orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental or Regulatory Authority that are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Related Agreements by Seller, the transactions contemplated hereby and thereby or the performance of its obligations hereunder and thereunder.
          (b) Schedule 6.03(b) of the Seller Disclosure Schedule sets forth a complete and accurate list (the “Seller Third Party Consents”) of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Related Agreements by Seller, the transactions contemplated hereby and thereby or the performance of its obligations hereunder and thereunder except for those consents, waivers, approvals, authorizations or notices which a failure to obtain or make would not have a Material Adverse Effect.
     Section 6.04. Non-Contravention. The execution and delivery by Seller of this Agreement and the Related Agreements, does not, and the performance by it of its obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, except as would not have a Material Adverse Effect:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller;
          (b) assuming the receipt of Seller Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller, the Business as conducted by Seller or the Purchased Assets; or
          (c) conflict with or result in a Default under any Assumed Contract, assuming receipt of required consents to the assignment of such Assumed Contract to Buyer.

     Section 6.05. Financial Information.
          (a) Seller has made available to Buyer all financial information related to the Products, the Purchased Assets and the Assumed Liabilities requested by Buyer, including without limitation the attached Schedule 6.05(a) which shows for each of the last three years and the five months ended May, 2005, units sold and gross revenues for each of the Products; the cost of the Products sold; direct sales, distribution and other operating expenses (including separately shown allocations of costs shared with other business of Seller); the amount of any Assumed Liabilities that are currently capable of being reduced to a fixed dollar amount; and the units and dollar amount by Product of all returns, discounts, rebates and charge-backs for each of the Products. Such financial information was derived from the books and records of Seller and was prepared by Seller in good faith and fairly presents, in all material respects, in accordance with generally accepted accounting principles, such financial information with respect to the Products, Purchased Assets and Assumed Liabilities as of the dates and for the periods shown. There are no discounts or similar arrangements with insurance companies or other payors that are not included in the information shown on Schedule 6.05(a) and in the Contracts listed on Schedule 6.08 (and for which copies of such agreements have been provided to Buyer) that affected the rebates, discounts, chargebacks or the net revenues received by Seller for the Products.
          (b) As of June 30, 2005, the Purchased Assets accounted for 42% of Seller’s year to date revenues through June 30, 2005 and 39% of Seller’s Product Contribution (as defined hereinafter). Seller believes that the Purchased Assets constitute significantly less than half of the Fair Market Value of Seller’s total assets. As of the date of this Agreement and after giving affect to the transactions contemplated hereby, Seller’s business strategy (“Seller’s Business Strategy”) is to focus exclusively on developing and commercializing products that treat diseases and disorders of the central nervous system. Seller will use a substantial portion of the net proceeds from the transactions contemplated hereby to license, acquire and develop products that promote the Seller Business Strategy. For purposes of this Section 6.05(b), the term “Product Contribution” shall mean: net revenues minus cost of goods sold minus specifically identified direct product costs (such as marketing costs but excluding sales expense and corporate overhead), as set forth on Schedule 6.05(b).
          Section 6.06. Title to Purchased Assets; Inventory, Channel. Except as set forth on Schedule 6.06, Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. There are no contracts, agreements or obligations of any nature that permit any third party to acquire any of the Purchased Assets (other than inventory in the ordinary course). The identity, amounts and expiry dating of the Products included in the Inventory are set forth in Schedule 6.06. Seller is in compliance with all applicable legal requirements regarding the storage, sale and distribution of the Products. There does not exist as of the date hereof, and will not exist at the time of Closing, more than two months of supply of the Products, on an aggregate basis, in the distribution “channels” (of Seller or its distributors or customers) for the Products (assuming sales levels consistent with the past sales levels of the Business). All discounts, rebates, chargebacks, and returns are fully reflected in Schedule 6.05 for the periods shown therein. The currently held ownership rights of Seller with respect to the spray formulations of Nascobal and the rights that Seller is entitled to acquire pursuant to the Nastech APA together represent all ownership, use and marketing rights with respect to the Nascobal spray formulation, including all rights with respect to the applicable IND and/or NDA, the Spray Patent Applications and any patents issued therefrom (including inchoate inventions not yet reduced to practice).

     Section 6.07. Regulatory Issues;
          (a) Except as set forth on Schedule 6.07(a), during the last three (3) years prior to the date of this Agreement, with respect to the Products, neither Seller nor any Affiliate thereof (nor any predecessor owner of rights to the Products or the Business) has received or been subject to: (i) any FDA Form 483’s relating to the Products, (ii) any FDA Notices of Adverse Findings relating to the Products, or (iii) any warning letters or other written correspondence from the FDA concerning the Products, in which the FDA asserted that the operations of Seller were not in compliance with applicable governmental rules or guidelines with respect to the Products. All of the Product Registrations are in full force and effect and all required information and materials relating thereto have been submitted. The Seller is in compliance with all requirements of Code of Federal Regulations Section 21 that are applicable to the Business and the Products.
          (b) During the last three (3) years there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Seller (nor any predecessor owner of rights to the Products or the Business) concerning the Products or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Products.
          (c) The information contained in all reports filed with the United States Food & Drug Administration (the “FDA”) by Seller with respect to the Products and the Business is accurate and complete in all material respects and there has been no adverse occurrence, event, effect, study, test, article, report, investigation, or finding that was omitted from such reports, that would require, amendment, modification, updating or supplementing of such reports, or that would require disclosure in a future FDA report (other than current sales and distribution information). To the Knowledge of the Seller, the previous sentence is true with respect to FDA reports filed by prior owners of the Products.
     Section 6.08. Contracts. Schedule 6.08 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any Affiliate is a party (or any other Contract to the Knowledge of Seller) that (x) relates to the Business or the research, development, manufacture, marketing, sale or distribution of the Products and (y) (i) restricts or governs in any manner the use, production, distribution, sales or marketing of the Products or conduct of the Business, or (ii) provides for aggregate payments or has a value in excess of $10,000. Seller has provided Buyer with complete and correct copies of all such Contracts. Each of such Contracts is in effect and constitutes a legal, valid and binding agreement of Seller and is enforceable in accordance with its terms; and Seller has performed all of its required obligations under, and is not in violation or breach of or Default under, such Contract and, to the Knowledge of Seller, the other party[ies] to all of such Contracts are not in violation or breach of or under Default thereunder. Except for the $2,000,000.00 obligation relating to the Nastech Asset Purchase Agreement upon satisfaction of certain conditions relating to patent issuances as referred to in Section 3.01(a)(ii), and except as disclosed in Schedule 6.08, there are no remaining obligations of any sort relating to the Products or the Business that are owed to the third parties from which Seller acquired ownership of the Products, irrespective of whether such obligations are being retained by Seller (and Buyer specifically does not assume any such obligation).
     Section 6.09. Intellectual Property Rights. Schedule 6.09(a) contains a true and correct list of all Trademarks (other than Excluded Intellectual Property) owned by Seller and used by Seller in the marketing, manufacture, use, importation, sale and distribution of the Products. Seller represents and warrants that it owns all rights and interests in the Purchased Intellectual Property and has all right and power to transfer all rights, interest and title to said Purchased Intellectual Property to Buyer pursuant hereto and that Seller has all right and authority to grant to Buyer the license to use the Excluded Intellectual Property granted to Buyer pursuant to the provisions of Section 2.02 above.
          (a) Except as described in Schedule 6.09(a), all of the Trademarks listed on Schedule 6.09(a) as registered or filed have been duly registered or filed with the appropriate Governmental or Regulatory Authorities, are owned exclusively by Seller, and are in full force and effect. The Seller owns and has the exclusive right to use and transfer the trade dress currently used in connection with the packaging and promotion of the Products under these Trademarks. Except as disclosed on Schedule 6.09(a), there have been, and are, no unresolved past or present disputes, demands, or litigation challenging the ownership by Seller or any predecessor of any of the said marks or challenging the validity of any of the marks or the registration thereof. Seller has taken commercially reasonable measures to protect the confidentiality, value and secrecy of the trade secrets and Know-How of Seller in respect to the formulation, manufacture or use of the Products, and no third party has obtained any intellectual property rights with respect to the Purchased Intellectual Property.
          (b) Except as described in Schedule 6.09(b), to the Knowledge of Seller no third party is infringing or misappropriating any of the Purchased Intellectual Property. No third party has gained any rights in the Purchased Intellectual Property as a result of its infringement or misappropriation of the Purchased Intellectual Property.
          (c) Except as set forth on Schedule 6.09(c), there are no outstanding claims asserted in writing against Seller alleging that Seller’s (or its predecessors in the Business) development, marketing, distribution, sale or use of the Products infringes or misappropriates any intellectual property or other proprietary rights of any other Person, and Seller’s development, marketing, manufacture, distribution, sale or use of the Products does not infringe or misappropriate any intellectual property or other proprietary rights of any other Person.
          (d) Seller has not entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Purchased Intellectual Property, or (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Purchased Intellectual Property.
          (e) Seller has not entered into any Contract (i) granting any Person any right of any nature anywhere in the world with respect to the Business, the Trademarks, the Patent Rights, or the Products other than the agreements included in the contracts listed on Schedule 6.08, or (ii) restricting in any respect the right to sell the Products or conduct the Business anywhere in the world. Except as disclosed in Schedule 6.08 , there are no prior settlements, agreements, or administrative or judicial decisions affecting ownership or validity of the assigned marks or limiting the right of the Seller or any predecessor owner to use or register the marks or to grant this assignment.
          (f) Except as disclosed on Schedule 6.09(f), the Purchased Assets include all intellectual property necessary for Seller to conduct the Business as currently conducted, and no Third Party Intellectual Property is necessary for the conduct of the Business as currently conducted.
          (g) The Product Books and Records include without limitation documents sufficient to establish the Seller’s ownership of and complete chain of title to the Purchased

Intellectual Property, and documents sufficient to establish the first use dates of the Trademarks and the continuous use of the Trademarks since then until the Closing Date, and to complete file histories for U.S. Reg Nos. 1,374,539, No. 2,623,137 and No. 2,157,683.
               (h) In its agreements with third parties, the Seller has taken reasonable measures to protect its rights with respect to the Products throughout the United States and in substantial portions of the world.
     Section 6.10. Litigation. There are no Orders, Actions or Proceedings pending or threatened against, in connection with or relating to (i) the Purchased Assets or the Business as conducted by Seller (or its predecessors in ownership of the Business or the Products), (ii) this Agreement or any Related Agreement or (iii) the transactions contemplated by this Agreement or any Related Agreement.
     Section 6.11. Compliance with Law.
          (a) Except as would not have a Material Adverse Effect, the Business as currently conducted by Seller is in compliance with all applicable Laws.
          (b) Since December 31, 2001, and to the Knowledge of Seller at any time prior to such date, no Governmental or Regulatory Authority has served notice on Seller (or its predecessors in ownership of the Purchased Assets) that the Business as currently conducted by Seller or the Purchased Assets were or are in violation of any Law or the subject of any investigation.
     The Seller possesses, and the Purchased Assets include, (i) all governmental legal rights, permits and authorizations required for the conduct of the Business and the manufacture, marketing, sale and distribution of the Products in the United States and Puerto Rico and (ii) all governmental rights of Seller with respect to the Products in the entire world. For the avoidance of doubt, this Section 6.11 does not relate to intellectual property rights.
     Section 6.12. No Other Assets. Except as would not have a Material Adverse Effect or as related to the personnel of Seller involved in the Business, there are no assets (tangible or intangible), rights or contractual relationships used by Seller primarily in, or that are reasonably necessary for the conduct of, the Business as currently conducted or the marketing, distribution and sale of the Products, other than those assets and rights included in the Purchased Assets. The production of Nascobal can be done by a number of FDA licensed pharmaceutical contract manufacturers, and does not involve proprietary knowledge that is not in the applicable NDA, Batch Production Records or Specifications, all of which are included in the Purchased Assets. The equipment required to produce all the Products is standard equipment used for pharmaceutical manufacturing and available at most contract manufacturers. The Purchased Assets include all know-how and information required for the production of the Products without the requirement of any license or other grant of usage rights from any third party. Upon the termination of the Nastech Supply Agreement for any reason, the Purchased Assets include all right and interests required for the Buyer to contract with any FDA approved third party pharmaceutical manufacture for the continued production of Nascobal Gel or Spray without the consent of any third party.
     Section 6.13. Brokers. Except as described in Schedule 6.13, Seller has no, and will have no, obligation to pay any brokers’, finders’, investment bankers’, financial advisors’ or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller. Seller shall be solely responsible for all brokers’ and finders’ fees and for the fees of any investment bankers, financial advisors or similar third parties employed by or which provide services to Seller.
     Section 6.14. Customers and Suppliers. Seller has made available to Buyer the names of the customers that were, in the aggregate, the ten (10) largest wholesale customers in terms of dollar value of the Products sold by the Business as conducted by Seller for each of the fiscal years ended December 31, 2003 and December 31, 2004. None of such customers has given Seller notice, and to the Knowledge of Seller none is considering, terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller relating to the Business as conducted by Seller. Seller has made available to Buyer the names of the suppliers of the active pharmaceutical ingredients in the Products for each of the fiscal years ended December 31, 2003 and December 31, 2004. None of such suppliers has given Seller notice, and to the Knowledge of Seller none is considering, terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller relating to the Business as conducted by Seller. There are no contracts and agreements of any nature (other than open accounts receivable and accounts payable for sales or purchases that are not in default) between the Seller and any customer or supplier of the Business or the Products that are not included in the Contracts and listed on Schedule 6.08.
     Section 6.15. Marketing Rights. Seller has not granted marketing, distribution or other rights relating to the sale, marketing or distribution of any Product anywhere in the world to any person. or entity.
     Section 6.16. Absence of Changes. Since December 31, 2004, Seller has operated the Business in the ordinary course and there has been no adverse change in the Business or the Purchased Assets, except for changes that have no Material Adverse Effect. To the Knowledge of Seller, there are no facts or circumstances relating to the Products or the Business, and not generally applicable in the pharmaceutical business or the portion thereof relating to the Products, that cause Seller to reasonably believe there will be a significant decline in the sales of any of the Products in the next year.
     Section 6.17. Related Party Relationships. Except as set forth in Schedule 6.17, no shareholder or any officer or director of the Seller, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a supplier, contractor or customer of the Seller (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).
     Section 6.18. Disclosure. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Buyer pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     Section 6.19. No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PURCHASED ASSETS AND THE BUSINESS. IN ADDITION, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE OTHER POTENTIAL PATENT RIGHTS.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as of (i) the date hereof and (ii) the Closing Date, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are disclosed in the disclosure schedule supplied by Buyer to Seller, attached hereto, and dated as of the date hereof (the “Buyer Disclosure Schedule”), as follows (each Buyer Disclosure Schedule shall be titled to identify it as a specific schedule referenced in this Agreement and the disclosures on each such schedule shall relate to and modify only the specific Sections or representations hereof that reference such individual Schedule):
     Section 7.01. Organization. Buyer is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own its assets and carry on its business as currently conducted. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not have a Buyer Adverse Effect.
     Section 7.02. Authority of Buyer. Buyer has all necessary power and authority and has taken all actions necessary to enter into and deliver this Agreement and the Related Agreements and carry out the transactions contemplated hereby and thereby. The members and managers of Buyer have taken all action required by Law and its Charter Documents and otherwise to be taken by it to authorize (a) the execution and delivery of this Agreement and the Related Agreements and (b) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. When executed and delivered by Buyer and by Seller, each Related Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
     Section 7.03. Consents and Approvals.
          (a) Schedule 7.03(a) of the Buyer Disclosure Schedule sets forth a complete and accurate list (the “Buyer Governmental Consents”) of all consents, waivers, approvals, Orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental or Regulatory Authority that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer, the transactions contemplated hereby and thereby or the performance of its obligations hereunder and thereunder.
          (b) Schedule 7.03(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list (the “Buyer Third Party Consents”) of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer, the transactions contemplated hereby and thereby or the performance of its obligations hereunder and thereunder, except for those consents, waivers, approvals, authorizations or notices which a failure to obtain or make would not have a Buyer Adverse Effect.

     Section 7.04. Non-Contravention. The execution and delivery by Buyer of this Agreement, and the Related Agreements, does not, and the performance by it of its obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, except as would not have a Buyer Adverse Effect:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Buyer;
          (b) assuming the receipt of all Buyer Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or
          (c) conflict with or result in a Default under any Contract to which Buyer is a party or by which Buyer or any of its assets are bound.
     Section 7.05. Litigation. There are no Orders, Actions or Proceedings pending, or to the Knowledge of Buyer, threatened, against, in connection with or relating to (i) this Agreement or any Related Agreement, or (ii) the transactions contemplated by this Agreement or any Related Agreement.
     Section 7.06. Brokers. Except as described in Schedule 7.06, Buyer has no, and will have no, obligation to pay any brokers’, finders’, investment bankers’, financial advisors’ or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer. Buyer shall be solely responsible for all fees of any investment bankers, financial advisors or similar third parties employed by Buyer.
     Section 7.07. Disclosure. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Seller pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     Section 7.08. No Other Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBJECT MATTER OF THIS AGREEMENT.
ARTICLE VIII
COVENANTS OF THE PARTIES
     Section 8.01. Operation of the Business by Seller. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, Seller shall:
          (a) conduct the Business in substantially the same manner as conducted in the last year;
          (b) not sell, lease, transfer, or grant any rights or interests in or with respect to, or agree to sell, lease, transfer, or grant any rights in or with respect to, any of the Purchased Assets;
          (c) use its commercially reasonable efforts to maintain intact the Business as it is currently conducted by Seller, to maintain its relations with suppliers and customers, in each case having a relationship with the Business, and to maintain all rights and interests with respect to the Purchased Assets (including any intellectual property rights related thereto) intact and in full force and effect;
          (d) confer with Buyer prior to implementing material operational decisions relating to the Business as conducted by Seller;
          (e) keep in full force and effect, without amendment, all material rights relating to the Products and Business as conducted by Seller;
          (f) comply with all requirements of Law and contractual obligations, in each case applicable to the Products or the operation of the Business as conducted by Seller; and
          (g) maintain all Product Books and Records.
     Section 8.02. Commercially Reasonable Efforts. Following the date hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements and to cause the conditions to the obligations of the other party hereto to consummate the transactions contemplated hereby and thereby to be satisfied at the Closing, including obtaining all Seller Third Party Consents, Seller Governmental Consents, Buyer Third Party Consents and Buyer Governmental Consents and removing any injunctions or other Encumbrances, other than Permitted Encumbrances, on the Purchased Assets and any impairments or delays obtaining or removal of which are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement and the Related Agreements.
     Section 8.03. Access.
          (a) In order to facilitate the resolution of any claims made by or against or incurred by Seller or any of its Affiliates or any of their respective officers or directors in any Seller Companies Proceeding, upon reasonable notice, Buyer shall: (i) afford the officers, employees and authorized agents and representatives of Seller or any of its Affiliates reasonable access (including the right to make copies at their own expense), during normal business hours, to the offices and properties of Buyer to the extent required for reasonable access to the Product Books and Records; (ii) furnish to the officers, employees and authorized agents and representatives of Seller or any of its Affiliates such additional financial and other information regarding the Business as conducted by Seller relating to the period prior to the Closing as Seller or any of its Affiliates may from time to time reasonably request; (iii) make available to the officers, employees and authorized agents and representatives of Seller or any of its Affiliates the employees of Buyer whose assistance, testimony or presence is necessary to assist Seller or any of its Affiliates in evaluating any such claims and/or in prosecuting or defending against such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; and (iv) to the extent that Seller or any of its Affiliates or any of their respective officers of directors is legally required to produce original documents included among the Purchased Assets for inspection in any legal Action or Proceeding, cooperate with Seller or any of its Affiliates or any of their respective officers or directors in making such original documents available for inspection by parties to such Action or Proceeding; provided, however, that the foregoing shall not unreasonably interfere with the business or operations of Buyer or cause Buyer unreasonable expense. Notwithstanding the foregoing, the provisions of this Section 8.03(a)

shall not apply to any claims made by a party hereto, or any of its respective Affiliates against the other party hereto or any of its respective Affiliates.
          (b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any of its Affiliates or any of their respective officers or directors in any Buyer Proceeding, upon reasonable notice and to the extent Seller has records or information not included in the Purchased Assets, Seller shall: (i) afford the officers, employees and authorized agents and representatives of Buyer or any of its Affiliates reasonable access (including the right to make copies at their own expense), during normal business hours, to the offices and properties of Seller to the extent required for reasonable access to the Books and Records that relate to the subject matter or defense or prosecution of the Buyer Proceeding; (ii) furnish to the officers, employees and authorized agents and representatives of Buyer or any of its Affiliates such additional financial and other information regarding the Business as conducted by Seller relating to the period prior to the Closing as Buyer or any of its Affiliates may from time to time reasonably request; (iii) make available to the officers, employees and authorized agents and representatives of Buyer or any of its Affiliates the employees of Seller whose assistance, testimony or presence is necessary to assist Buyer or any of its Affiliates in evaluating any such claims and/or in prosecuting or defending against such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; and (iv) to the extent that Buyer or any of its Affiliates or any of their respective officers of directors is legally required to produce original documents in the possession of Seller not included among the Purchased Assets for inspection in any legal Action or Proceeding, cooperate with Buyer or any of its Affiliates or any of their respective officers or directors in making such original documents available for inspection by parties to such Action or Proceeding; provided, however, that the foregoing shall not unreasonably interfere with the business or operations of Seller. Notwithstanding the foregoing, the provisions of this Section 8.03(b) shall not apply to any claims made by a party hereto or any of its respective Affiliates against the other party hereto, or any of its respective Affiliates.
          (c) Each of Buyer and Seller agrees to make its respective personnel reasonably available to the other party or its representatives to the extent such access is reasonably related to the Business or any Purchased Asset, or is otherwise reasonably necessary to comply with the terms of this Agreement or to comply with any applicable Law, it being understood that the party requesting access shall reimburse the other party promptly for its reasonable and necessary out-of-pocket expenses incurred in complying with any such request.
          (d) Buyer agrees to use reasonable efforts to maintain all of the Product Books and Records for a period of ten (10) years after the Closing Date. After such ten (10) year period, before Buyer shall dispose of any Product Books and Records, it shall provide to Seller at least ninety (90) calendar days’ prior written notice to such effect, and Seller shall be given an opportunity, at its sole cost and expense, to remove and retain all or any part of such Product Books and Records.
     Section 8.04. Public Announcements; Confidentiality.
          (a) Each of Buyer and Seller shall to the extent reasonably practicable consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.
          (b) Each party shall not, and shall require that its Affiliates and its and their advisors and distributors do not, use or reveal or disclose to third parties any Confidential Information of the other party obtained in connection herewith without first obtaining the written consent of the other party, except as may be reasonably necessary in performing such party’s obligations or exercising such party’s rights under this Agreement. Notwithstanding the foregoing, each party may disclose any Confidential Information to its Affiliates and its and their advisors, accountants, attorneys, consultants and agents on a need-to-know basis only, and such party shall be responsible for such Persons’ compliance with the provisions of this paragraph with respect thereto. Each party shall take, and shall require its Affiliates and its and their advisors, accountants, attorneys, consultants and agents to take, reasonable steps to prevent any unauthorized use or disclosure of any Confidential Information of the other party. The foregoing obligations in this Section 8.04(b) shall not apply to information which (i) is or becomes a matter of public knowledge through no fault of a party or any Person to whom such party provided such information, (ii) is reasonably required to be disclosed in connection with obtaining or maintaining Nascobal Patent Rights and other patent rights or regulatory approvals for the Products, or (iii) is required by Law or any Governmental or Regulatory Authority to be disclosed, provided that for disclosures under subclauses (ii) and (iii) the disclosing party uses reasonable efforts to give the other party advance written Notice of such required disclosure in sufficient time to enable the other party to seek confidential treatment for such information; and provided, further, that such disclosing party limits the disclosure to that information which is required to be disclosed. As used herein, “Confidential Information” means all Know-How and any proprietary or trade secret information or data relating to the Products or such other information that either party identifies to the other in writing as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential. After the Closing, such transferred Know-How and information shall be deemed Confidential Information of Buyer and Seller shall maintain the confidentiality thereof in accordance with this Section 8.04.
          (c) From and after the date hereof until the Closing Date, the provisions of the confidentiality agreement dated as of May 2, 2005 between Seller and Buyer (the “Confidentiality Agreement”) shall apply to any information disclosed to Buyer pursuant to this Agreement or any Related Agreement, or otherwise in connection with the transactions contemplated hereby or thereby. Following the Closing, the Confidentiality Agreement will terminate in its entirety, with no further obligation on the part of any party thereto. In addition, the transactions contemplated by this Agreement and the Related Agreements shall not constitute a breach or violation of the terms of the Confidentiality Agreement.
     Section 8.05. Returns, Rebates and Chargebacks.
          (a) (i) Buyer shall not use Seller’s name or NDC number in connection with the sale of the Products after the Closing, and agrees to overlabel the Products with new labels containing Buyer’s NDC number prior to selling any Products after the Closing. Seller shall be financially responsible for all returns, rebates and chargebacks that relate to the Products sold prior to Closing and for any returns that relate to defects in Products included in the Inventory purchased by Buyer pursuant to this Agreement. Buyer shall be financially responsible for returns, rebates and chargebacks relating to Products sold following Closing, except for any returns that relate to defects in Products included in the Inventory purchased by Buyer pursuant to this Agreement.

Notwithstanding the foregoing, Buyer shall be financially responsible for any returns that relate to Products sold prior to the Closing if such returns are received after January 31, 2006.
               (ii) Seller and Buyer will use commercially reasonable efforts in requesting that customers direct all Product returns after the Closing to Buyer. All returned Products received by Seller or Buyer after the Closing will be destroyed by such party, after documentation. For Products returned to Seller at any time after the Closing and for Products returned to Buyer after Closing that are the responsibility of Seller, the destructing party will forward to the other party any necessary accompanying documentation to determine the financially responsible party pursuant to Section 8.05(a)(i) and to assist both parties in compliance with any recordkeeping and/or reporting obligations. If Seller destroys Products for which Buyer was financially responsible, Seller shall bill Buyer for the cost of the destruction. If Buyer destroys Products for which Seller was financially responsible, Buyer shall bill Seller for the cost of the destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice and to assist both parties in compliance with any recordkeeping and/or reporting obligations. Buyer and Seller shall, within thirty (30) days of its receipt of invoice, pay the other party for the full invoiced amount of such costs. The party financially responsible pursuant to Section 8.05(a)(i) for any returned Product shall have the responsibility for issuing a proper credit to the returning customers, or otherwise properly compensating such customers. For purposes of this Section 8.05(a)(ii), the dollar value of returned Products paid or credited for by Seller or Buyer, as applicable, shall be determined in accordance with such party’s then current returned goods policy.
               (iii) Prior to January 31, 2006, Buyer covenants and agrees (i) not to solicit returns of any Product that is the financial responsibility of Seller from any wholesaler of such Product and (ii) not to provide any incentive to wholesalers of the Products to return any Product sold prior to the Closing.
          (b) Seller shall process and be financially responsible for all chargeback claims and related administrative service fees for the Products with a chargeback invoice dated (i.e., the date of sale from the wholesaler to the wholesaler customer, subsequently referred to as the “Activity Date”) prior to the Closing Date. Buyer shall process and be financially liable for all chargeback claims and related administrative service fees with an Activity Date subsequent to such date. Notwithstanding the foregoing, the parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from Seller’s Federal Supply Schedule (“FSS”) before the responsibility of processing such chargebacks is transferred from Seller to Buyer. Accordingly, in the event such approval is not obtained prior to the Closing Date, Seller shall continue to be responsible for processing the FSS chargebacks and related administrative service fees on Buyer’s behalf, and Buyer shall reimburse Seller for same within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail. Buyer and Seller agree that (a) Seller’s financial liability for such transition chargebacks and related administrative service fees shall be limited to those commercial customers with which Seller has chargeback obligations as of the Closing, and (b) any such chargebacks and related administrative service fees issued by Seller shall be made on the terms and conditions comparable to Seller’s chargeback obligations as of the Closing with respect to each such commercial customer and shall be based on the terms of Seller’s agreement with such customer as of the Closing. Buyer and Seller agree that Seller’s financial liability for processing and administrating chargeback claims and related administrative service fees shall terminate on the date that is thirty (30) days after the Closing Date. To the extent that Seller is required to process or administrate any such matters, Buyer shall, within thirty (30) days of its receipt of an invoice from Seller setting forth Seller’s reasonable costs relating thereto, pay Seller for the full invoiced amount.
     Section 8.06. Multi-Product Contracts. Schedule 8.06 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller is a party and pursuant to which Seller sells any of the Products, together with other pharmaceutical products of Seller, to a third party (the “Multi-Product Contracts”). Seller has made available to Buyer copies of all Multi-Product Contracts; provided, that such copies may have been redacted only to prevent disclosure of information not related to any of the Products or the Business. From and after the Closing Date, (i) Buyer shall honor and perform the Product delivery obligations of Seller under and pursuant to each Multi-Product Contract with respect only to supplying the Products to the applicable third party after the Closing Date and (ii) Seller shall honor and perform the administrative obligation of processing and issuing chargeback claims and related administrative service fees applicable to the Products sold by Buyer after Closing under and pursuant to the Multi-Product Contracts, both until such time as Seller has terminated each such Multi-Product Contract. Buyer shall be entitled to all proceeds of sales of Products made pursuant to the Multi-Product Contracts after the Closing Date. Seller agrees that after the date hereof it will not take any action with respect to any Multi-Product Contract that would extend the term of such Multi-Product Contract with respect to the Products, fail to take any action with respect to any Multi-Product Contract that would terminate such Multi-Product Contract with respect to the Products, create or agree to any additional obligations with respect to the Products, including entering into any new Multi-Product Contracts that include the sale of Product, or otherwise adversely affect Buyer, without the prior written consent of Buyer, although Seller may enter into separate agreements with such third parties that do not contain any provisions relating to the Products.
     Section 8.07. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.
     Section 8.08. Further Assurances.
          (a) On and after the Closing Date, Seller shall, from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and in the Related Agreements and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets). Without limiting the generality of the foregoing, Seller agrees that, in the event it transfers any technology or intellectual property related to the Products, it will, as a condition to any such transfer, obtain the agreement from any such transferee that such transferee will not import or otherwise sell or transfer any products based on or containing such technology or intellectual property.
          (b) On and after the Closing Date, Buyer shall, from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby and in the Related Agreements, including Buyer’s assumption of the Assumed Liabilities to the limited extent provided herein.
     Section 8.09. No Solicitation. Seller and its Affiliates, officers, directors, representatives shall immediately cease any discussions or negotiations with any parties with respect to any Third

Party Acquisition Proposal. Seller also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) all or part of the Purchased Assets, if any, to return all confidential information heretofore furnished to such person by or on behalf of Seller and, if requested by Buyer, to enforce such person’s obligation to do so. Neither Seller nor its Affiliates shall, and neither Seller nor its Affiliates shall authorize or permit any of their respective officers, directors or representatives to, directly or indirectly, encourage, solicit, participate in, continue, or initiate discussions or negotiations with or provide any information to or enter into any agreement with any person or group (other than Buyer or any designees of Buyer) concerning any Third Party Acquisition Proposal.
     Section 8.10. Insurance. For a period of three (3) years following the Closing, Seller will maintain insurance policies covering the conduct of the Business prior to the Closing, including but not limited to product liability insurance relating to the Products sold by Seller (collectively, the “Seller Insurance Policies”), which are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business, or Seller will put in place substantially equivalent “tail” coverage and maintain it for at least three (3) years following the Closing.
     Section 8.11. Post-Closing Assistance. Following Closing, Seller shall forward all inquiries regarding purchasing the Products from current or potential customers of the Business that it receives to the Buyer and provide such third parties with the names and contact information of Buyer customer representatives provided to Seller by Buyer at or following the Closing. Seller shall provide reasonable assistance to Buyer in alerting current or potential customers of the Business of the change in Product provider, including issuance of written notices to current customers, and FDA informing them of the change.
     Section 8.12. Special Obligation Regarding Materiality Qualifications. Certain of the representations and warranties of the parties contained in Articles Six and Seven of this Agreement are qualified by references such as “Material Adverse Effect,” “Buyer Adverse Effect” or other materiality limitations. It is the specific intent of the parties that such provisions shall not affect the obligations of the parties with respect to the representations and warranties. Therefore, Seller covenants and agrees that if a representation or warranty of Seller would have been a misrepresentation or false or would have been breached or in breach by an event, circumstance, occurrence or state of facts if the representation or warranty had not been qualified by the materiality reference, then Buyer and the Buyer Indemnitees shall be entitled to indemnity under Section 11.02(a) hereof as fully and completely as if the materiality qualifier were not included in the representation. Similarly, Buyer covenants and agrees that if a representation or warranty of Buyer would have been a misrepresentation or false or would have been breached by an event, circumstance, occurrence or state of facts if the representation or warranty had not been qualified by the materiality reference, then Seller and the Seller Indemnitees shall be entitled to indemnity under Section 11.02(b) hereof as fully and completely as if the materiality qualifier were not included in the representation.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF SELLER FOR THE CLOSING
     The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:
     Section 9.01. Representations, Warranties and Covenants. Each representation and warranty of Buyer contained in this Agreement or any Related Agreement (i) which is not qualified by Buyer Adverse Effect shall be true and correct except as will not have a Buyer Adverse Effect and (ii) which is qualified by Buyer Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreement to be performed by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer. (The foregoing language in this paragraph modifying representations, warranties or obligations for purposes of Closing by reference to “Buyer Adverse Effect” or “in all material respects” shall be solely with respect to satisfaction of the conditions to Closing and shall not in any respect modify the underlying representations, warranties or covenants or the rights of Seller with respect thereto, such that even if the Closing occurs, Seller shall retain all rights to seek indemnification or other equitable remedies relating to or resulting from the failure of such representations or warranties as unmodified to be true and accurate or such obligation as unmodified to be fully performed.)
     Section 9.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated by this Agreement or the Related Agreements shall have been instituted and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or the other transactions contemplated by this Agreement or the Related Agreements.
     Section 9.03. Consents. All Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.
     Section 9.04. Related Agreements and Nastech Clarification Amendment. The other parties thereto shall have executed and delivered to Seller all of the Related Agreements. Nastech shall have executed and delivered to Buyer that certain agreement to be entered into effective as of the date hereof between Nastech and Buyer for the purposes of clarification and modifications of certain terms of the Nastech Agreement and the Nastech Supply Agreement, executed by Nastech (the “Nastech Clarification Agreement”).

ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF BUYER FOR THE CLOSING
     The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:
     Section 10.01. Representations, Warranties and Covenants. Each representation and warranty of Seller contained in this Agreement or any Related Agreement (i) which is not qualified by Material Adverse Effect shall be true and correct except as will not have a Material Adverse Effect and (ii) which is qualified by Material Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), and Seller shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreement to be performed by it prior to or on the Closing Date, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller. (The foregoing language in this paragraph modifying representations, warranties or obligations for purposes of Closing by reference to “Material Adverse Effect” or “in all material respects” shall be solely with respect to satisfaction of the conditions to Closing and shall not in any respect modify the underlying representations, warranties or covenants or the rights of Buyer with respect thereto, such that even if the Closing occurs, Buyer shall retain all rights to seek indemnification or other equitable remedies relating to or resulting from the failure of such representations or warranties as unmodified to be true and accurate or such obligation as unmodified to be fully performed.)
     Section 10.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated by this Agreement or the Related Agreements shall have been instituted and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or the other transactions contemplated by this Agreement or the Related Agreements.
     Section 10.03. Consents. All Seller Governmental Consents and Seller Third Party Consents shall have been obtained or made, as the case may be.
     Section 10.04. Related Agreements. The other parties thereto shall have executed and delivered to Buyer all of the Related Agreements.
     Section 10.05. Absence of Material Adverse Effects. There shall have been no change in the Business, financial condition, or results of operations of the Seller since December 31, 2004, which has had a Material Adverse Effect or reasonably could be expected to have a Material Adverse Effect.
ARTICLE XI
INDEMNIFICATION
     Section 11.01. Survival of Representations, Warranties, Covenants, Etc. The representations and warranties and covenants and agreements of Seller or Buyer contained in this Agreement shall survive Closing and terminate 18 months following the Closing Date (except for (i) the representations and warranties contained in Sections 6.07(c) and 6.10, all of which shall survive for a period of four (4) years from Closing, (ii) the representations and warranties contained in Sections 6.01, 6.06, 6.07(a), 6.07(b), 6.09, 7.01 and 7.02, all of which shall survive until expiration of the applicable statute of limitations, (iii) the representations and warranties contained in Sections 6.02 and 6.05(b) shall survive without limitation, irrespective of the time following Closing that elapses before a claim may arise, and (iv) the obligations undertaken in the covenants contained herein which by their terms provide for a longer period of time (such as Section 2.04), which covenants shall survive for the respective periods provided in this Agreement). So long as an Indemnified Party gives an Indemnification Claim Notice for such a claim on or before the applicable expiration date, such Indemnified Party shall be entitled to pursue its rights to indemnification with respect to such claim.
     Section 11.02. Indemnification.
          (a) By Seller. Subject to Sections 11.01 and 11.03, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates and owners (other than any of its members and lenders in their capacities as such) and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all losses, damages, fines, penalties, judgments, lawsuits, deficiencies, claims, expenses, and out-of-pocket costs, (including reasonable fees and disbursements of attorneys and other professionals, including third-party consultants and, to the extent allowable at Law, medical monitoring costs and expenses) of every kind and nature (collectively, “Damages”) incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation or warranty of Seller made in this Agreement or any Related Agreement, (ii) any breach of any covenant or agreement of Seller in this Agreement or any Related Agreement, (iii) any Excluded Liabilities, and (iv) the conduct of the Business and/or the use of the Purchased Assets prior to the Closing. For purposes of determining whether a representation or warranty of Seller has been breached, and the amount of any Damages attributable to any such breach, such determinations shall be made without giving any effect to any materiality qualifications in the representations and warranties including without limitation references to “Material Adverse Effect” or “in all material respects,” and all such materiality qualifications shall be disregarded. In other words, it is the specific and expressed intent of the parties that if a representation or warranty of Seller contained in this Agreement that is modified by Material Adverse Effect or words of similar effect would have been untrue or breached by or due to an occurrence, event or circumstance if such representation or warranty were not so qualified, then because all such materiality qualifications are disregarded for purposes of indemnification, the representation or warranty shall be deem to have been breached and Buyer shall be entitled to indemnification pursuant to this Section 11.02(a). For purposes of clarification, the modification of Affiliates and owners contained in the parenthetical on the second and third line of this Section 11.02(a) is intended to provide that the indemnification hereunder are not intended to extend to claims by a member or lender of Buyer for indirect damages resulting from Damages incurred by Buyer due to a misrepresentation or breach by Seller to the extent that such member or lender is affected solely because of their investment in or loan to the Buyer (such as diminished value of the member’s investment in Buyer or a higher risk of collection of a loan for the lender, respectively) because these items are the subject of indemnification of Buyer by Seller hereunder; provided however, the members or lenders of Buyer shall be entitled to indemnification hereunder for Damages they directly incur due to a misrepresentation or breach by Seller (such as being named in a Third Party Claim).

          (b) By Buyer. Subject to Sections 11.01 and 11.03, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold harmless Seller, its Affiliates and owners (other than any of its shareholders and lenders in their capacities as such) and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation or warranty of Buyer made in this Agreement or any Related Agreement, (ii) any breach of any covenant or agreement of Buyer in this Agreement or any Related Agreement, (iii) any Assumed Liabilities, and (iv) the conduct of the Business and/or the use of the Purchased Assets by Buyer or its successors and assigns after the Closing, unless such conduct or use, or the matter giving rise to the claim, relates to a breach of a representation, warranty or covenant of Seller hereunder or is subject to indemnification by Seller under Section 11.02(a) (or would be subject but for the expiration of indemnities under Section 11.01 or the effect of the Buyer Deductible or the Buyer Cap). For purposes of determining whether a representation or warranty of Buyer has been breached, and the amount of any Damages attributable to any such breach, such determinations shall be made without giving any effect to any materiality qualifications in the representations and warranties including without limitation references to “Buyer Adverse Effect” or “in all material respects,” and all such materiality qualifications shall be disregarded. In other words, it is the specific and expressed intent of the parties that if a representation or warranty of Buyer contained in this Agreement that is modified by Buyer Adverse Effect or words of similar effect would have been breached by or due to an occurrence, event or circumstance if such representation or warranty were not so qualified, then because all such materiality qualifications are disregarded, the representation or warranty shall be deemed to have been breached and Seller shall be entitled to indemnification pursuant to this Section 11.02(b). For purposes of clarification, the modification of Affiliates and owners contained in the parenthetical on the second and third line of this Section 11.02(b) is intended to provide that the indemnification hereunder are not intended to extend to claims by a member or lender of Seller for indirect damages resulting from Damages incurred by Buyer due to a misrepresentation or breach by Buyer to the extent that such shareholder or lender is affected solely because of their investment in or loan to the Seller (such as diminished value of the shareholder’s investment in Buyer or a higher risk of collection of a loan for the lender, respectively) because these items are the subject of indemnification of Seller by Buyer hereunder; provided however, the members or lenders of Seller shall be entitled to indemnification hereunder for Damages they directly incur due to a misrepresentation or breach by Buyer (such as being named in a Third Party Claim).
          (c) Procedure for Claims. The indemnified party shall give the indemnifying party prompt written Notice (an “Indemnification Claim Notice”) of any Damages or with respect to which such indemnified party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b). Failure to promptly give any such Indemnification Claim Notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such party (or their respective counsel) to this Agreement (the “Indemnified Party”).

          (d) Third Party Claims. The obligations of an indemnifying party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
               (i) At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written Notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnitee in respect of the Third Party Claim, and it shall constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnitee’s claim for indemnification. If the indemnifying party disputes liability for the indemnification it may not assume control of the litigation; however, it may nonetheless employ counsel of its own at its own expense and participate in the defense of the Third Party Claim; provided however, all final decisions regarding the Third Party Claim shall be made by the party subject to the Third Party Claim. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel reasonably selected by the indemnifying party; provided, however, that in the event that a conflict of interest arises between the indemnifying party and the Indemnified Party such that such legal counsel cannot represent both the indemnifying party and the Indemnified Party, the Indemnified Party may retain its own legal counsel at the expense of the indemnifying party, and the indemnifying party and its counsel shall cooperate with the Indemnified Party and its counsel as may be reasonably requested. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Except as set forth above, should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. Notwithstanding the foregoing, if the Third Party Claim alleges any criminal conduct or any other allegation that if consented to or determined adversely will adversely affect the Indemnified Party (including without limitation, the Business or the Products), seeks damages in excess of the Cap Amount below, or seeks any form of injunctive relief against the Indemnified Party, the Indemnified Party shall control the litigation if it chooses, and in any event, no settlement of the Third Party Claim may include any admission of wrongdoing or accept any curtailment of the Business or otherwise affect Buyer’s rights with respect to the Product or the development or commercialization thereof, or otherwise affect the business or assets of Buyer without its written consent. In any of the circumstances referred to in the immediately preceding sentence, the reasonable legal fees and costs of the Indemnified Party in such event shall be included in the computation of Damages subject to indemnity hereunder.
               (ii) Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense, except as provided in Section 11.02(d)(i), unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing, or (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense).

               (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s or the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnitee or the Indemnified Party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that, as a result of or in connection with any such settlement each Indemnitee or Indemnified Party shall receive a full release with respect to such claim. With respect to all other Damages in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided, however, that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). The indemnifying party shall not be liable for any settlement or other disposition of Damages by an Indemnitee or Indemnified Party that is reached without the written consent of the indemnifying party; provided however, if the indemnifying party refuses to consent to such settlement or other disposition of Damages and there is ultimately a judicial determination of other disposition of the matter resulting in higher Damages, the indemnifying party shall be liable for such additional Damages without regard to the Cap Amount defined below. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnitee or Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party; subject to the proviso in the immediately preceding sentence.
               (iv) Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party and each indemnifying party shall, and shall cause each other Indemnitee or Affiliate of any such indemnifying party, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party or Indemnified Party, as applicable, to, and reasonable retention by each such Person of, records and information that are reasonably relevant to such Third Party Claim, and making each such Person and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse each such Person for all its reasonable out-of-pocket expenses in connection therewith.
     Section 11.03. Limitations.
          (a) In no event shall Seller be liable for any Damages pursuant to a claim based upon a representation or warranty or covenant or agreement pursuant to Section 11.02(a) (“Buyer Eligible Claim”), (i) unless and until the aggregate amount of all Buyer Eligible Claims exceeds of $350,000 (the “Buyer Deductible”), in which case Seller shall be liable only for Damages in excess of the Buyer Deductible, and then (ii) not for any amount in excess of the aggregate of the Consideration paid and the Assumed Liabilities assumed by Buyer under Section 4.01 (the “Buyer Cap Amount”) for all Buyer Eligible Claims made under Section 11.02(a), in the aggregate. For purposes of determining the Buyer Cap Amount, the term Assumed Liabilities as used in this Section 11.03 shall exclude the Nastech Payment, unless, and until, Buyer has paid the Nastech Payment.

Notwithstanding any other provision hereof, the Buyer Deductible and the Buyer Cap Amount shall not apply to breaches of the following Sections by Seller: 2.04, 6.01, 6.02, 6.06, 6.07, 6.13, or to claims under Sections 11.02(a)(ii) and 11.02(a)(iii). With respect to claims relating to breaches of the representations and warranties contained in Sections 6.02 and 6.05(b), (i) there expressly shall be no limitations or reductions of any nature whether pursuant to this Section 11.03(a), 11.03(c), 11.03(d), the last sentence of Section 11.02(a), or otherwise and all of such limitations shall be deemed inapplicable and (ii) irrespective of any provisions of Section 11.02(d) that may limit or restrict Buyer’s entitlement to separate counsel or to indemnification for all legal costs, the Buyer shall be entitled to full indemnification of all Damages and all other losses of any nature and costs of legal fees and other costs and expenses in any respect relating to a breach or alleged breach of the representations and warranties of Seller set forth in Sections 6.02 and 6.05(b).
          (b) In no event shall Buyer be liable for any Damages pursuant to a claim based upon a representation or warranty or covenant or agreement pursuant to Section 11.02(b) (“Seller Eligible Claim”), (i) unless and until the aggregate amount of all Seller Eligible Claims exceeds of $350,000 (the “Seller Deductible”), in which case Buyer shall be liable only for Damages in excess of the Seller Deductible, and then (ii) not for any amount in excess of $1,500,000 (the “Seller Cap Amount”) for all Eligible Claims made under Section 11.02(b), in the aggregate. Notwithstanding any other provision hereof, the Seller Deductible and the Seller Cap Amount shall not apply to breaches of the following Sections by Buyer: 7.01, 7.02 and 7.06, or to claims under Sections 11.02(b)(ii), 11.02(b)(iii) and 11.02(b)(iv) (except that claims under Section 11.02(b)(iv) for attorneys’ fees and related litigation costs shall be subject to the Seller Cap Amount).
          (c) The amount of any Damages for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Damages, after giving effect to any premium adjustments related to such Damages, provided that an Indemnified Party shall have no obligation to seek recovery under any insurance policies prior to seeking recovery from the indemnifying party. For purposes of clarification, in the event there is a reduction in Damages payable hereunder by a party due to an insurance recovery, the amount of the insurance recovery that will be used to reduce the Damages claim shall be offset by the increase in insurance premiums due to the incurrence of the insurance claim. If there is no reduction of the amount of Damages payable because there is either no insurance recovery or the recovery must be repaid from the Damages paid pursuant to this Article 11, then Damages shall not be increased by any increase in insurance premiums relating to the event or occurrence that gave rise to the Damages claim.
          (d) Buyer and Seller agree that the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Related Agreements and any certificate or instrument delivered pursuant hereto or thereto shall be the rights to indemnification set forth in this Article XI; provided however, each party shall be entitled to seek such injunctive or other non-monetary equitable relief as may be appropriate with respect to breaches of covenants contained herein.
     Section 11.04. Indemnification Payments Made to Buyer. Any payments required of Seller to Buyer pursuant to the terms of this Agreement (whether for indemnification or otherwise) shall be paid into the Buyer’s bank account maintained under a control account structure with its primary lender Fortress Credit Corp. The Buyer and Fortress Credit Corp. shall by joint instruction to Seller provide the relevant account information for wire transfer or other delivery of such payments and keep such account information up to date as appropriate following the closing, or by joint instruction provide notice to Seller that this Section 11.04 is no longer applicable.
ARTICLE XII
TERMINATION AND ABANDONMENT
     Section 12.01. Methods of Termination. Prior to the Closing, the transactions contemplated herein may be terminated and/or abandoned at any time:
          (a) by mutual written agreement of Seller and Buyer;
          (b) by Seller if the Closing shall not have occurred by December 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Seller if its failure to perform any of its obligations under this Agreement or any Related Agreement results in the failure of the Closing to occur by such time;
          (c) by Buyer if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not be available to Buyer if its failure to perform in all material respects any of its obligations under this Agreement or any Related Agreement results in the failure of the Closing to occur by such time;
          (d) by either Seller or Buyer if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order;
          (e) by either Seller or Buyer if any of the conditions to their obligations to Close pursuant to Articles VIII or IX, respectively, are not met or waived on or before the Termination Date; or
          (f) by either Seller or Buyer if the other party has breached any material obligation (including but not limited to a breach of representation or warranty herein) hereunder that remains uncured for a period of thirty (30) days following the delivery of Notice to the breaching party, unless such breach is not capable of cure, in which event the non-breaching party may terminate immediately.
          (g) by Buyer if Seller shall have willfully and materially breached its obligations under Section 8.11.
     Section 12.02. Procedure upon Termination. In the event of termination and abandonment pursuant to Section 12.01, written Notice thereof shall forthwith be given to the other party, and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:
          (a) each party, if requested, will redeliver all documents, work papers and other material of the other party and its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and
          (b) no party hereto and none of its directors, officers, stockholders, Affiliates or Controlling Persons shall have any further liability or obligation to any other party to this Agreement,

except that nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination, including for breach of this Agreement (whether based upon the termination or otherwise).
     Section 12.03. Specific Performance. The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if the Closing does not occur because of the willful failure of Seller, on the one hand, or Buyer, on the other hand, to perform their respective obligations hereunder, (a) monetary damages and any other remedy at law will not be adequate, (b) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (c) each party agrees to waive any objection to the remedy of specific performance, (d) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement and (e) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys’ fees and other costs of prosecuting or defending such action. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.
ARTICLE XIII
MISCELLANEOUS
     Section 13.01. Notices. All Notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) delivered by facsimile transmission with answer back confirmation, (c) mailed, postage prepaid by certified or registered mail, return receipt requested, or (d) delivered by nationally recognized overnight courier that maintains records of delivery, in each case to the parties at the following addresses or facsimile numbers:
     If to Buyer to:
QOL Medical LLC
516-D River Highway, #158
Mooresville, North Carolina 28117-6830
Attention: Trevor Blake, CEO
     With a copy to:
William Bryant, Esq.
325 Five Acre Road
Alpharetta, Georgia 30004
678-366-9382
Facsimile: 678-366-9381

     If to Seller to:
Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, CA 94587
Facsimile: (510) 400-0710
Attention: Steve Cartt
     With a copy to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Facsimile: (949) 725-4100
Attention: Michael H. Mulroy, Esq.
All such Notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13.01, be deemed given upon receipt, (ii) if delivered by facsimile to the facsimile number as provided in this Section 13.01, be deemed given upon receipt by the sender of the answer back confirmation and (iii) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section 13.01, be deemed given upon receipt (in each case regardless of whether such Notice, request or other communication is received by any other Person to whom a copy of such Notice, request or other communication is to be delivered pursuant to this Section 13.01). Any party from time to time may change its address, facsimile number or other information for the purpose of Notices to that party by giving Notice specifying such change to the other parties hereto in accordance with the terms of this Section 13.01.
     Section 13.02. Entire Agreement. This Agreement, the Related Agreements (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof (except as otherwise set forth in Section 8.04(c)).
     Section 13.03. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not in the alternative.
     Section 13.04. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.
     Section 13.05. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as achieved through the indemnification clause set forth in Section 11.02.

     Section 13.06. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that an Indemnified Party under Article XI may assign any of its rights, benefits or obligations hereunder, by operation of law or otherwise, (a) to any of its Affiliates, provided such Indemnified Party continues to be responsible for all of its obligations hereunder, (b) to a Person that (i) purchases all or substantially all of the assets being conveyed hereunder or (ii) merges with Buyer or the Indemnified Party or (c) to the lenders of Buyer and its successors or assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.
     Section 13.07. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 13.08. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms of such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.
     Section 13.09. Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of California without regard to the conflict of applicable law principles thereof. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Superior Court for the State of California, County of Alameda and the United States District Court for the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 13.10. Equitable Relief. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (or similar equitable relief) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Superior Court for the State of California, County of

Alameda and the United States District Court for the Northern District of California, this being in addition to any other remedy to which they are entitled at law or in equity
     Section 13.11. Expenses. Except as otherwise provided in this Agreement or the Related Agreements, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and the Related Agreements and to the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, or anything else contained in this Agreement, in any way limiting Buyer’s right to pursue additional remedies, Seller shall pay Buyer’s expenses (including attorneys’ fees) in the event Buyer terminates this Agreement under Section 12.01(f).
     Section 13.12. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto all as of the date first above written.

QUESTCOR PHARMACEUTICALS, INC.

By:	/s/ JAMES L. FARES

James L. Fares
Chief Executive Officer

QOL MEDICAL LLC

By:	/s/ TREVOR BLAKE

Name: Trevor Blake
Title: Chief Executive Officer